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                                                                   Exhibit 10.12

SUNHAWK.COM CORPORATION
223 Taylor Avenue North, Suite 200
Tel. (206) 728-6063
Fax. (206) 728-6416

LICENSE AGREEMENT

as of  December 7, 1999

Maranatha! Music
30230 Rancho Viejo Road
San Juan Capistrano
California 92675


Dear Gentlepersons:

When signed by Maranatha! Music ("Publisher") and Sunhawk.com Corporation ("Sunhawk.com"), the following will constitute our agreement:

          1. Publisher grants Sunhawk.com the non-exclusive right to promote, sell, license pursuant an end-user license agreement, and distribute digital editions of the copyrighted musical composition(s) described in Schedule "A" ("Compositions") via Sunhawk.com's digital music distribution system including the Internet website currently located at www.sunhawk.com (said distribution system and web site hereinafter "Sunhawk.com web site").

          - CONTENT: Publisher shall provide Sunhawk.com with copies of the Compositions for conversion by Sunhawk.com into the Solero digital music format ("Solero Editions") and distribution via the Sunhawk.com web site. Publisher shall also supply any cover art associated with the Composition.

          - FORMAT: Each Solero Edition shall include appropriate copyright information supplied by Publisher, and Sunhawk.com shall include such copyright information as a part of each download.

          - WEBSITE DISPLAY: Sunhawk.com shall display the Solero Editions through Sunhawk.com's web site which may display and use Publisher's trademarks, service marks and any and all appropriate artwork associated with the Composition. Links to the Solero Editions will be provided to Publisher for use and display on Publisher's web site. A link to Publisher's web site will be provided from the Sunhawk.com web site. In connection with the sale, license and exploitation of the Solero Editions, Publisher grants Sunhawk.com the non-exclusive right to use and publish the cover art as well as the names,

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               likenesses and photographs of the composers and artists
               associated with the Compositions together with any other sales and promotional materials which Publisher may provide to Sunhawk.com for such use.

          - FILE USAGE: Sunhawk.com's current digital distribution method makes use of Solero Editions which use the Solero(R) Viewer. This Agreement grants Sunhawk.com all necessary rights to use, distribute and license the Solero Editions to end-users for use with the Solero Viewer, including the song preview, display, print and play features of the Solero Viewer. Sunhawk.com may, based on anticipated sales for specific Compositions, make the specific Compositions available in a graphics only format, a graphics with playback format, or both. Sunhawk.com shall have the right to provide preview samples of the Solero Editions free of charge through download, on CDs, or through audio streaming. Solero Editions shall be distributed using Sunhawk.com proprietary e-commerce and encryption technology. Use of the Solero Editions is subject to the end-user license agreement included in the Solero Viewer as amended from time to time.

          2. The territory applicable to this Agreement shall be the World (the "Territory").

          3. Sunhawk.com shall pay Publisher a royalty for music sold according to the following formula:

A royalty equal to (a) sixty percent (60%) based on the amount of Net Receipts for sales of licenses for Solero Editions originating directly from referral links on the Publisher web site, or (b) fifty percent (50%) based on the amount of Sunhawk.com's Net Receipts from sales made from Sunhawk.com (or other Sunhawk.com internet sites) or from referrals from third parties who agree to link to the Sunhawk.com web site ("Associates"). As used herein, the term "Net Receipts" means the gross amount of monies actually received by Sunhawk.com, or credited to Sunhawk.com's account, in respect of sales of the Solero Editions, less any taxes, discounts, Associate' Fees, credit card and other transaction fees and/or credits. No royalty shall be payable for promotional units distributed free of charge. The foregoing royalties include all payments to be made to writer(s) and/or Publisher(s) and/or arranger(s) (other than arranger(s) engaged by Sunhawk.com) of the Solero Editions, and/or any other person or entity, for which payments Sunhawk.com shall not be responsible. The Solero Viewer end user license agreement provides that the converted Compositions are licensed for non-commercial use and do not include public performance rights. The royalties set forth in this Section 3 shall be the only amounts payable to Publisher for exercise of the rights granted in this Agreement.

          4. Sunhawk.com shall remain the owner of the digital files subject to Publisher's ownership of the copyright in the underlying Compositions. "Composition" for purposes of this Paragraph 4 shall mean the words and music only and shall not include the digital files or file format or any software, code or other material or information provided by



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Sunhawk.com to convert the music into the Solero format for digital distribution, all of which shall remain the property of Sunhawk.com.

          5. The costs to convert the Compositions into the Solero Editions shall allocated as provided in Schedule "B."

          6. The rights hereunder granted shall continue for a term of five (5) years commencing on the date hereof. Thereafter, the rights granted shall continue on a yearly basis until such time as either Party, by written notice, notifies the other Party upon ninety (90) days notice that such rights hereunder are terminated effective as of the anniversary of this Agreement.

          7. Sunhawk.com shall render accountings to Publisher quarterly, within forty-five (45) days following the end of each quarter, accompanied by appropriate remittances for all sums shown to be due thereunder. Publisher shall have the right, at Publisher's sole cost and expense, upon thirty (30) days prior written notice, and not more than once during each calendar year, to cause an independent CPA or publisher designated representative to conduct an audit at Sunhawk's office during normal business hours of Sunhawk's books and records with respect to the Solero Editions of the Compositions. Each accounting statement shall be conclusive and binding on Publisher in all respects and Publisher shall be barred from maintaining or instituting any action or objection to such accounting statement unless Publisher shall give Sunhawk.com a detailed written objection, stating the basis thereof, within the earlier of (i) thirty six (36) months following the end of the accounting period which is subject to dispute, or (ii) twelve (12) months following Publisher's audit of such accounting period.

          8. Publisher warrants and represents that Publisher has the full and unrestricted right to enter this agreement and to grant all of the rights herein granted to Sunhawk.com, and that the exercise of such rights by Sunhawk.com in accordance with this agreement will not infringe upon the copyright or violate the property, contractual or other rights of any third party.

Publisher further represents and warrants:

(a) The trademark and tradenames which Publisher uses in association with the Compositions do not infringe any trademark or tradename.

(b) Unless expressly provided otherwise in writing in Schedule "A" to this Agreement, Publisher is the sole owner and/or Administrator of the Compositions, and no rights have been granted, or will be granted in the Compositions which are inconsistent with the rights granted in this Agreement.

          Publisher agrees to indemnify and hold Sunhawk.com harmless from and against any and all claims, losses, liabilities, damages, expenses and costs, including without limitation reasonable attorneys fees and court costs, which result (i) from a breach of any of the warranties or representations provided by Publisher herein, and (ii) any claim of



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infringement or violation, or alleged infringement or violation, of any third party's intellectual property or other rights to the extent the claims arise from the Compositions and other materials provided by Publisher.

          9. Sunhawk.com warrants and represents that Sunhawk.com has the full and unrestricted right to enter this agreement. Sunhawk.com agrees to indemnify and hold Publisher harmless from and against any and all claims, losses, liabilities, damages, expenses and costs, including without limitation reasonable attorneys fees and court costs, which result from (a) the breach of any of the warranties or representations provided by Sunhawk.com herein; (b) any claim of infringement or violation, or alleged infringement or violation, of any third party's intellectual property or other rights to the extent the claims arise from materials owned or provided by Sunhawk.com.

          10. Each Party's duty to indemnify shall be conditioned upon receiving prompt notice of the claim. The indemnifying Party shall have the right to select counsel and control the defense or settlement thereof provided further that the other Party shall have to participate at its own expense with counsel of its choosing. Neither Party shall agree to a settlement of the action without the other Party's written consent.

          11. Nothing contained herein is intended to constitute a partnership or joint venture between the parties hereto, it being understood that the relationship between Publisher and Sunhawk.com shall be that of independent contractors.

          12. In addition to copyright notices provided by Publisher, Sunhawk.com shall include the Publisher trademark and the following special notice on the cover page on each Solero Editions:

          NOTICE: Purchasers of a license to this musical file are entitled to use it for their personal enjoyment and musical fulfillment. However, any duplication, adaptation, arranging and/or transmission of this copyrighted music requires the written consent of the copyright owner(s). Unauthorized uses are infringements of the copyright laws of the United States and other countries and may subject the user to civil and/or criminal penalties.

          13. Except as provided in the Indemnification Sections 9 and 10 above, and except in the case of the willful infringement of copyright, trade secret, trademark or any other intellectual property rights, neither Party shall be liable to the other Party for any incidental, consequential, special, or punitive damages of any kind or nature, including, without limitation, the breach of this Agreement or any termination of this Agreement, whether such liability is asserted on the basis of contract, tort (including negligence or strict liability), or otherwise, even if either party has warned or been warned of the possibility of any such loss or damage.

          14. This agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Specifically, the rights and obligations set forth in this Agreement shall continue with respect to the Compositions notwithstanding any sale, assignment, licensing or other transfer of rights in the Compositions by Publisher. This is the entire agreement between Sunhawk.com and



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Publisher and may only be modified by an agreement in writing signed by
Sunhawk.com and Publisher. This agreement shall be deemed to have been entered into, and shall be interpreted in accordance with the laws of California. The Parties agree to submit any dispute arising from this Agreement to binding Arbitration in Orange County, California under the rules of the American Arbitration Association, provided that either party may bring an action for injunctive relief involving the infringement of intellectual property rights in Federal Court in Orange County, California.

IN WITNESS WHEREOF, the parties have caused this agreement to be executed as of the date and year first written above.

AGREED TO AND ACCEPTED:


SUNHAWK.COM CORPORATION                     MARANATHA! MUSIC


     /s/ MARLIN ELLER                           /s/ RANDY ALWARD
------------------------                    -----------------------------------
By:  Marlin Eller                           By: Randy Alward
its: President and CEO                      its:  VP, GM



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                                  Schedule "A"
                                  COMPOSITIONS

Except as otherwise provided in this Schedule "A", all compositions in Publisher's sheet music catalogs as of the execution of this Agreement as well as any new Compositions which are added to Publisher's sheet music catalogs during the term of this Agreement for which Publisher has the necessary rights to grant Sunhawk.com the rights set forth in this Agreement. Publisher shall have the right, in its reasonable discretion, to exclude specific compositions from this agreement. Publisher agrees to identify said excluded compositions at the time Compositions are designated as List "A" or List "B" Compositions.



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                                  Schedule "B"
                                CONVERSION COSTS


1) "A" List Compositions. Sunhawk.com will absorb the costs of converting the "A" List Compositions set forth in the attached schedule. Based upon anticipated sales, Sunhawk.com may convert a Composition into a graphics only format, a graphics with playback format, or both. Additional Compositions may be added to this list from time to time upon written notice by Sunhawk.com.

2) "B" List Compositions. Sunhawk.com will absorb the costs of converting "B" List Compositions provided that the total royalty payable to Publisher on Net Receipts shall be reduced by 50% until Sunhawk.com has recouped its actual conversion costs for the Composition, said costs not to exceed $20.00 per page. Publisher and Sunhawk.com shall mutually agree from time to time as to which of the Compositions will be converted as "B" List Compositions and whether the Compositions shall be converted into a graphics only format, a graphics with playback format, or both. Said Compositions shall be added by way of amendments to this Agreement, signed by both parties.


Once identified as a List "A" or "B" List Title, Sunhawk.com will begin converting Compositions upon receipt of copies of printed copies of the pieces and appropriate copyright notices.



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                              "A" List Compositions